EXHIBIT 1
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                        [FOUR SEASONS HOTELS INC. LOGO]



                            FOUR SEASONS HOTELS INC.




                                  FORM 51-102F2
                             ANNUAL INFORMATION FORM






                                 April 12, 2004





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                                TABLE OF CONTENTS

                                                                            Page

Business of Four Seasons.......................................................1
Management Operations..........................................................2
    Hotels and Resorts.........................................................2
        Management.............................................................2
        Sales, Marketing, Advertising and Reservations.........................3
    Residence Clubs and Other Branded Residential Properties...................3
    Management Resources.......................................................4
    Employees..................................................................4
Ownership Operations...........................................................4
Intellectual Property..........................................................5
Business and Growth Strategy...................................................5
    Growth from Existing Properties............................................6
    RevPAR Statistics -- Core Hotels...........................................6
    New Hotel and Resort Opportunities.........................................6
    Residence Clubs and Other Branded Residential Properties...................7
    Capital Deployment.........................................................7
Competitive Strengths..........................................................7
    Strong Brand Recognition...................................................7
    Superior Hotel Operating Results...........................................8
    Strategic Relationships....................................................8
    Management Focus...........................................................8
    Global Presence............................................................8
    Strong Management Team.....................................................9
Four Seasons Portfolio.........................................................9
    Descriptions of Hotels, Resorts and Residence Clubs........................9
    Properties under Construction or Development..............................13
Summary Hotel Operating Data..................................................15
Risk Factors..................................................................17
    Geopolitical, Economic and Lodging Industry Conditions....................17
    Competition...............................................................18
    Dependence on Management Agreements.......................................18
    Dependence on Property Owners.............................................19
    Risk Associated with Expansion, Growth and New Construction...............19
    Investments in and Advances to Managed and Owned Properties...............19
    Debt Rating Risks.........................................................20
    Government Regulation.....................................................20
    Political Risk............................................................21
    Insurance.................................................................21
    Legal Proceedings.........................................................21
    Currency Exposure.........................................................22
    Seasonality...............................................................22
    Intellectual Property.....................................................22
    Risks Associated with Residence Club Business.............................23
    Dependence on Key Employees...............................................23
Corporate Information.........................................................23
    Description of Share Capital..............................................23
        Dividends.............................................................23
        Rights on Dissolution.................................................23


                                      (i)

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        Voting Rights.........................................................24
        Take-Over Bid Protection..............................................24
        Conversion............................................................25
        Modifications, Subdivisions and Consolidation.........................25
    Transfer Agent and Registrar..............................................25
    Market for Securities.....................................................25
    Dividend Policy...........................................................25
Directors and Officers........................................................26
Corporate Chart...............................................................29
Additional Information........................................................29

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                           FORWARD LOOKING STATEMENTS

        This document contains "forward-looking statements" within the meaning of federal securities laws, including RevPAR, profit margin and earning trends; statements concerning the number of lodging properties expected to be added in this and future years; expected investment spending; and similar statements concerning anticipated future events results, circumstances, performance or expectations that are not historical facts. These statements are not guarantees of future performance and are subject to numerous risks and uncertainties, including those described in this document. Those risks and uncertainties include the rate and extent of the current economic recovery and the rate and extent of the lodging industry's recovery from the terrorist attacks of September 11, 2001, Severe Acute Respiratory Syndrome (SARS), the civil unrest in Iraq and elsewhere, supply and demand changes for hotel rooms and residential properties, competitive conditions in the lodging industry, relationships with clients and property owners, and the availability of capital to finance growth. Many of these risks and uncertainties can affect our actual results and could cause our actual results to differ materially from those expressed or implied in any forward-looking statement made by us or on our behalf. These statements are made as of the date of this document and, except as required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

                              --------------------

    All amounts referred to in this document are in Canadian dollars unless otherwise noted. This document contains references to our Consolidated Financial
     Statements for the years ended December 31, 2003 and 2002 and related Management's Discussion and Analysis, which are available on SEDAR at
                                 www.sedar.com.

                              --------------------








                                      (ii)

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                            FOUR SEASONS HOTELS INC.

Four Seasons Hotels Inc. was incorporated under the Business Corporations Act (Ontario) on January 6, 1978.(1) Our registered and principal office is located at 1165 Leslie Street, Toronto, Ontario, Canada M3C 2K8. Our Limited Voting Shares are listed on the Toronto Stock Exchange under the symbol FSH and on the New York Stock Exchange under the symbol FS.

                            BUSINESS OF FOUR SEASONS

Four Seasons is one of the world's leading managers of luxury hotels and resorts. We manage 62 luxury hotel and resort properties (containing approximately 16,000 guest rooms) and three Residence Clubs. (Interval and fractional ownership projects that are known as "Four Seasons Residence Clubs" are referred to as "Residence Clubs.") These properties are operated primarily under the Four Seasons and Regent brand names in principal cities and resort destinations in 29 countries in North America, the Caribbean, Europe, Asia, Australia, the Middle East and South America. In addition, 25 properties to be operated under the Four Seasons brand name are under construction or development in a further nine countries around the world. Nine of these new properties are to include a Residence Club or other residential component. (For a chart summarizing the hotels, resorts, Residence Clubs and Four Seasons branded residential projects that are managed by us and under construction or development to be managed by us see "Four Seasons Portfolio".) Our goal is to offer business and leisure travelers the finest accommodation in each destination in which we operate.

We earn income primarily from management, and to a significantly lesser extent, ownership operations. Under our management agreements, we generally supervise all aspects of the day-to-day operations of each hotel and resort on behalf of its owner, including sales and marketing, advertising, reservations, accounting, purchasing, budgeting and the hiring, training and supervising of staff. In addition, we generally provide owners with strategic management services, assistance with the sourcing of financing and development of new hotels and resorts, advice with respect to the design and construction of new or renovated hotels and resorts, assistance with the refurbishment of hotels and resorts, support and advice with respect to management information technology systems and database applications, and a centralized purchasing system for goods. For providing these services, we generally receive a variety of fees, including a base fee, an incentive fee, a sales and marketing charge, an advertising charge, a reservation charge, and purchasing and pre-opening fees. The base fee is calculated as a percentage of the gross revenues of the property. We also may receive incentive fees based on the property's operating performance. (See "Management Operations".)

To further capitalize on the value of the Four Seasons brand, we license and manage Residence Clubs and other Four Seasons branded residential projects. We generally receive fees for the use of the Four Seasons brand in connection with the sale of the interests in these projects and for services provided in the oversight of the sales and marketing activities. In addition, we receive fees from the owners of the interests for services provided in the ongoing management of these projects.

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(1)  The articles of Four Seasons Hotels Inc. were restated in 1986 to consolidate prior amendments and were amended in 1989 to subdivide each Subordinate Voting Share and each Multiple Voting Share on a 2:1 basis and to create an unlimited number of special shares designated as First Preference Shares and Second Preference Shares. In 1996 the articles were further amended to re-designate the Subordinate Voting Shares as Limited Voting Shares and to create 4,171,924 special shares designated as Variable Multiple Voting Shares, which replaced and have substantially the same rights, privileges, restrictions and conditions as did the Multiple Voting Shares, except that the number of votes per Variable Multiple Voting Share generally increases as Limited Voting Shares are issued and dividends on the Variable Multiple Voting Shares will be in an amount per share equal to 50% of the dividends per Limited Voting Share.

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As part of our business strategy, we make investments in, or advances in respect of or to owners of, properties with a view to obtaining new management agreements or enhancing existing management agreements where the overall economic return justifies the investment or loan. We generally seek to limit our total long-term capital exposure to no more than 20% of the total equity required for a property and typically can choose to have our ownership interest diluted if additional capital is required. We attempt to structure our ownership interests separately from our management interests to enable us to dispose of ownership interests as opportunities arise, without affecting our management interests.

                              MANAGEMENT OPERATIONS

HOTELS AND RESORTS

        Management

We generally manage our hotels and resorts on behalf of our property owners pursuant to separate management agreements for each property. Under these management agreements, we generally oversee, as agent for the property owner, all aspects of the day-to-day operations of each hotel and resort on behalf of the owner, including hiring, training and supervising staff, maintaining sales and marketing, as well as advertising, efforts and providing accounting, purchasing and budgeting functions, providing support for management information technology systems and database applications, and providing for the safekeeping, repair and maintenance of physical assets. We perform these services within the guidelines contained in annual operating and capital plans that are submitted to the owners of the hotels and resorts during the last quarter of the preceding year for their review and approval. For these services, we generally earn a number of fees including base fees equal to a percentage of gross revenues and incentive fees based on the profits of the hotel or resort.

We have the ability to earn incentive fees in 58 of the 62 hotels and resorts under our management. These incentive fees are based on the profits of the hotel or resort as determined in accordance with the relevant management agreement. Incentive fees were earned from 33 of our 60 hotels and resorts under management during 2003, as compared to 33 of our 57 hotels and resorts under management in 2002.

We generally supervise purchasing at the hotels and resorts that we manage in order to maintain a uniform quality of goods purchased and to control hotel operating costs. We maintain a centralized purchasing system and receive a fee calculated as a percentage of the cost of goods purchased when this system is utilized by the hotels and resorts under management.

Although the hotel and resort owners are generally responsible for financing and managing the development of the hotels and resorts, we typically play a significant pre-opening role. We provide advice with respect to the design, construction and fitting out specifications of the hotels and resorts during the development stage to ensure that they meet Four Seasons' standards and earn a variety of fees for these pre-opening services. We may also assist owners in connection with the refurbishment of the hotels and resorts after opening in return for a refurbishing fee.

Under our management agreements, the hotel or resort owner is responsible for funding the hotel or resort's operating costs, capital expenditures and working capital requirements, including the salaries and benefits of all employees. The owner typically is required to set aside a percentage of the gross revenue of the hotel or resort each year as a reserve for capital expenditures. Such percentages typically range from 3% to 5% of hotel or resort annual gross revenues. We propose an operating plan and capital expenditure budget to the owner for approval on an annual basis. All structural changes, major refurbishing programs and major repairs generally require the separate approval of owners prior to implementation and may be carried out by us or a third party.

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Total fee revenues are geographically diversified around the world. The
United States is the only geographic segment which contributed in excess of 40% of all our fee revenues in 2003. The diversification of our fee revenues has increased significantly over the past 10 years. With the opening of hotels and resorts currently under construction and development around the world, we expect greater diversification of fee revenues in the future.

        Sales, Marketing, Advertising and Reservations

We are responsible for the development of overall sales and marketing strategies for our portfolio of branded hotels and resorts, which include enhancing international awareness of the Four Seasons brand and developing local market potential for specific hotels and resorts. Our marketing efforts are coordinated through our headquarters in Toronto and are targeted at the luxury segment of the market worldwide. Our customer mix consists of business travelers, groups (including corporate and incentive), and leisure travelers. These customer segments accounted for an estimated 32%, 32% and 36%, respectively, of total room nights in 2003. Our corporate marketing staff also oversees the planning and implementation of hotel and resort marketing programs and organizes the training and development programs for the global sales force and the hotel sales and marketing staff. We also provide supplementary oversight sales support to all of the Regent hotels that we manage (see "Intellectual Property") with core marketing services for the Regent brand being provided by Carlson Hospitality Group of Minneapolis.

We have a global sales force of approximately 108 people in 14 integrated sales offices in Atlanta, Bahrain, Chicago, Dallas, Frankfurt, Hong Kong, London, Los Angeles, New York, Singapore, Sydney, Tokyo, San Francisco and Washington, D.C. Key objectives of our sales force are to attract groups and corporate business travelers for the hotels and resorts, as well as to establish personal contact with nationally recognized travel agencies. In addition, a total of over 385 salespeople are employed locally at hotels and resorts that we manage. Our local marketing strategy is concentrated on developing rooms and food and beverage business for hotels and resorts locally and regionally, and promoting the hotel or resort as a centre of community activity with a view to increasing revenues from local sources.

We also provide an international corporate advertising program that develops and places advertising for Four Seasons branded hotels and resorts and oversees the promotional programs for each hotel or resort. Our advertisements are designed to enhance consumer awareness of our luxury service and the value that such services provide to the business and leisure traveler.

We staff one reservation centre for all Four Seasons branded hotels and resorts, while Carlson Hospitality Group provides core reservation services for the Regent hotels. In addition, our global reservation service system provides reservation services in the local language in 28 markets in major North American, Asian and European cities. Electronic reservations are another key part of our global distribution network, as our reservation systems are fully integrated with international airline booking systems. The Internet is a growing distribution channel which is supported by our website - www.fourseasons.com. Our website accepts on-line reservations and also refers guests to other reservation channels.

We receive corporate sales and marketing charges, centralized reservation service charges and corporate advertising charges from our hotels and resorts, thereby enabling us to recover substantially all of the costs of providing these services.

RESIDENCE CLUBS AND OTHER BRANDED RESIDENTIAL PROPERTIES

We manage the Residence Clubs and other Four Seasons branded and serviced residential projects pursuant to management agreements under which we oversee the management of the day-to-day operations of the completed projects and for which we receive an ongoing management fee from the owners of interests. We also oversee the sales and marketing of the Residence Club interests and are

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responsible for the branding of the Residence Clubs and the other Four Seasons branded residential projects. For these services we receive fees generally based on a percentage of the gross selling price of the interests.

MANAGEMENT RESOURCES

Each of our properties is managed by a General Manager and supported by a Regional Vice President (who is also a General Manager), and other corporate Vice Presidents. The size of each property's management team and its hourly staff varies, based on the size and business volume of the particular property. Property management monitors staffing levels on an ongoing basis to optimize service standards and labour productivity.

A General Manager is responsible for supervising the day-to-day operations of a single property, is a full-time employee at that property, and is compensated in part based on the operational performance of that property. Our General Managers report directly to one of 16 Regional Vice Presidents or directly to a Senior Vice President, Operations, the President Europe/Middle East, or the Executive Vice-President, Operations. Area Directors of Finance and Regional IT Directors, each of whom is a full-time employee at a property that we manage, also devote a portion of their time to regional activities and providing assistance to other properties that we manage. Corporate Area Directors or Vice-Presidents of Human Resources and Marketing complete each regional support team. We believe that our regional management structure is a key component in our ability to deliver and maintain the highest and most consistent standards of product quality and service at each of our properties in a cost effective manner, especially as we expand globally.

From the corporate level, we provide each of our properties with the benefits of management services delivered by our network of highly experienced executives, corporate personnel and area managers. We also provide or arrange assistance and training to each property's employees for administration, operations, rooms and guest service, reservations, maintenance and engineering, human resources and benefits. Other services arranged by us include advice and assistance with accounting, tax, legal, risk management, treasury, information technology, internal audit and credit services.

EMPLOYEES

We directly employ and are financially responsible for approximately 440 people at the various corporate offices, the worldwide sales offices and the central reservations offices. In addition, there are approximately 28,450 employees located at the 62 hotels and resorts and three Residence Clubs that we manage. All costs relating to property-based employees, including wages, salaries and health and insurance benefits, are the responsibility of the property owners and are generally paid out of the operating cash flow of the property. Management and corporate staff share responsibility for the selection and training of property-based employees and for ensuring, through progressive career development, an adequate supply of mobile, qualified and experienced staff to match the growth of our operations internationally. Maintenance of employee communication, motivation and morale at high levels is necessary to meet the expectations of our clientele. In this context, we have devoted significant effort to developing customized hiring practices, training and career development programs and approaches.

Employees at 20 hotels and resorts that we manage are covered by collective bargaining agreements.

                              OWNERSHIP OPERATIONS

We hold ownership interests in, or have made advances in respect of or to, 27 of the 62 hotels and resorts and all three of the Residence Clubs that we currently manage, including a 100% leasehold interest in each of The Pierre in New York, Four Seasons Hotel Vancouver and Four Seasons Hotel Berlin and an approximately 71% freehold interest in Four Seasons Residence Club Scottsdale at Troon North. We

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hold secured cash flow loans in connection with Four Seasons Hotel London(2)
and have advances outstanding in connection with various properties including Four Seasons Hotel George V Paris, Four Seasons Hotel Sydney, Four Seasons Hotel San Francisco and Four Seasons Resort Nevis.

We work closely with owners and investors in developing new properties and acquiring existing luxury properties that we will manage. To the extent required, we will make investments or advances to secure long-term management contracts with a view to expanding or enhancing our management business and where we believe the overall economic return to us justifies the investment or advance. We generally seek to limit our total long-term capital exposure to no more than 20% of the total equity required for a property. We structure our investments to be able to have our interest diluted if additional capital is required. We attempt to structure our ownership interests separately from our management interests so as to be able to dispose of an ownership interest as sale opportunities arise, without affecting our management interests.

                              INTELLECTUAL PROPERTY

In the highly competitive service industry in which we operate, trade names, trademarks, service marks and logos are very important in the sales and marketing of those services. We have a significant number of trade names, trademarks, service marks and logos, and significant time and effort are expended each year on surveillance, registration and protection of our trade names, trademarks, service marks and logos, which we believe have become synonymous in the lodging industry with a standard of attention to detail and an unwavering dedication to excellence.

We have an arrangement with Carlson Hospitality Group pursuant to which Carlson owns and has the exclusive right to use the Regent name, and related names, trademarks, service marks and logos for new development. Pursuant to this arrangement we retain the right to use the Regent name and related marks and logos at the five Regent properties we manage and, in consideration for the transfer of the ownership rights in the Regent name and related marks and logos, we receive fixed annual payments from Carlson. The costs associated with the maintenance of the Regent brand and marks are the obligation of Carlson.

                          BUSINESS AND GROWTH STRATEGY

Our core business strategy continues to be to enhance our industry position and overall profitability through a focused, international expansion program that capitalizes on the strengths of our core management operations and the value of our brand name. We intend to continue to focus on growth and to seek to utilize our competitive strengths to increase earnings, cash flow, property owners' returns, and shareholder value by continuing to improve the operating performance of our existing property portfolio, by generating profitable growth through the acquisition of new management contracts and by capitalizing on opportunities to leverage our luxury brand name through compatible business extensions such as Residence Clubs and other Four Seasons branded residential products.

We believe that the strength of our brand name, our global marketing presence and our operational expertise result in average room revenue per available room (RevPAR)(3) premiums and strong operating

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(2)  See note 3(a) and (b) to Four Seasons' consolidated financial statements.

(3) RevPAR is defined as average room revenue per available room. RevPAR is a commonly used indicator of market performance for hotels and resorts and represents the combination of the average daily room rate and the average occupancy rate achieved during the period. RevPAR does not include food and beverage or other ancillary revenues generated by a hotel or resort. RevPAR is the most commonly used measure in the lodging industry to measure the period-over-period performance of comparable properties.

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profitability for luxury hotels and resorts that we manage and provide us with a competitive advantage in obtaining new management contracts worldwide. RevPAR for Core Hotels(4) in the United States during 2003 was US$224, 143% higher than the RevPAR of the United States luxury segment as compiled by Smith Travel Research.

Since 2001, the travel industry worldwide has been operating in a challenging environment. Further tumultuous events for the travel industry occurred in the first half of 2003: war in Iraq, acts of terrorism and Severe Acute Respiratory Syndrome (SARS). The impact of these factors, in addition to a weak global economic environment, had a significant negative impact on travel demand throughout the world. In particular, the impact of SARS on the properties that we manage in Asia and Canada was more dramatic than any other single event we have experienced in those regions.

GROWTH FROM EXISTING PROPERTIES

We believe opportunities will exist for growth within our existing and newly opened properties by increasing overall market share and RevPAR, thereby improving the properties' profitability and, in turn, our fee revenues and ownership earnings. From 2002 to 2003, on a US dollar basis, RevPAR for all Core Hotels increased by 2%. During this period, on a US dollar basis, RevPAR for Core Hotels in the United States and Europe/Middle East increased 2.9% and 7.5%, respectively, RevPAR for Core Hotels in Asia/Pacific decreased 9.2%, and RevPAR for Core Hotels in Other Americas/Caribbean remained essentially unchanged. On a local currency basis, as compared to 2002, RevPAR for Europe/Middle East and Asia/Pacific Core Hotels decreased 5.1% and 15.6%, respectively, while RevPAR for Core Hotels in Other Americas/Caribbean increased 0.9%.

RevPAR STATISTICS -- CORE HOTELS (5)

----------------------------------------------------------------------------------------------------------------------
REGION                                        OCCUPANCY                AVERAGE ROOM RATE              RevPAR
----------------------------------------------------------------------------------------------------------------------
(In US$)                                 2003            2002          2003          2002        2003         2002
----------------------------------------------------------------------------------------------------------------------
Worldwide                                62.5%          63.9%          $304          $292        $190         $186
----------------------------------------------------------------------------------------------------------------------
United States                            67.6%          66.6%          $331          $327        $224         $218
----------------------------------------------------------------------------------------------------------------------
Other Americas/Caribbean                 56.1%          58.8%          $271          $258        $152         $152
----------------------------------------------------------------------------------------------------------------------
Asia/Pacific                             57.5%          63.9%          $165          $164         $95         $105
----------------------------------------------------------------------------------------------------------------------
Europe/Middle East                       56.4%          58.4%          $422          $380        $238         $222
----------------------------------------------------------------------------------------------------------------------

NEW HOTEL AND RESORT OPPORTUNITIES

Having established a network of luxury hotels in many of the world's key financial centres, future expansion is expected to occur primarily in locations that satisfy our objectives of better servicing the travel needs of our existing customer base and attracting new international business travelers to our managed hotels and resorts worldwide. We expect that future growth will primarily be in the form of new hotels and resorts, or the conversion of existing hotels and resorts, in Europe, the Middle East, South America and Asia/India, as well as selected urban and resort locations in the United States and the Caribbean. We plan to increase the number of resorts that we manage in order to serve the leisure travel

--------------------

(4) The term "Core Hotels" means hotels and resorts under management for the full year of both 2003 and 2002. Changes from the 2002/2001 Core Hotels are the additions of Four Seasons Hotel San Francisco, Four Seasons Hotel Dublin, Four Seasons Hotel Buenos Aires and Four Seasons Resort Carmelo, and the deletion of Four Seasons Olympic Hotel Seattle.

(5)  See "Summary Hotel Operating Data".

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needs of our customers, which is expected to reduce the seasonality of our cash flows. We currently have 26 new properties under construction or development and are evaluating numerous other management opportunities in various locations around the world.

We believe that we will continue to have the opportunity to consider and enter into appropriate new hotel and resort management agreements as a result of our competitive strengths. In 2003, we began operations at Four Seasons Hotel Riyadh, Four Seasons Hotel Miami, Four Seasons Resort Jackson Hole and Four Seasons Resort Great Exuma at Emerald Bay, and in early 2004, we began operations at Four Seasons Resort Costa Rica and Four Seasons Resort Provence at Terre Blanche. We also expect to begin operating seven additional hotels and resorts in 2004 or early 2005. (For details on these and other hotels and resorts under construction or advanced stages of development, see "Four Seasons Portfolio -- Properties under Construction or Development".)

RESIDENCE CLUBS AND OTHER BRANDED RESIDENTIAL PROPERTIES

As part of our program to capitalize on the value of the Four Seasons brand, we have embarked on opportunities such as additional Residence Clubs and other branded and serviced residential projects. Typically, these residential projects will be integrated with our managed hotels and resorts. (See discussion under "Management Operations -- Residence Clubs and Other Branded Residential Properties".) During 2003, interests were available for initial sale in Residence Clubs or other branded and serviced residential projects in Aviara, California; Scottsdale, Arizona; Punta Mita, Mexico; San Francisco, California; Nevis, West Indies; Jackson Hole, Wyoming; Miami, Florida; Great Exuma, the Bahamas; and Whistler, British Columbia. We anticipate pursuing similar initiatives in a number of our future resort and urban developments.

CAPITAL DEPLOYMENT

Consistent with our business strategy, we do not generally require large amounts of capital to maintain existing management agreements or our ownership positions, which are typically minority interests. As a result, in 2003, we utilized a majority of the operating cash flow to make investments that allowed us to obtain new or enhanced management agreements. As at December 31, 2003 we had $170.7 million in cash and cash equivalents and additional financing available under our bank credit facilities. (For details of those credit facilities see "Liquidity and Capital Resources" in Management's Discussion and Analysis.)

                              COMPETITIVE STRENGTHS

The hotel industry is highly competitive. We believe that our competitive position is strengthened by the barriers to entry into the luxury segment of the hotel management business. Those barriers to entry include the time and significant capital resources required to establish a well recognized and respected luxury brand name and to obtain management contracts for luxury properties in strategic markets worldwide. We also believe that we have developed a unique service culture, depth of management expertise, and multiple capital resources over our more than 40-year history that would be difficult for others to replicate.

STRONG BRAND RECOGNITION

Our properties are widely recognized for the exceptional quality of their guest facilities, service and atmosphere, and have been named more frequently than any other competitor among the world's best hotels and travel experiences by Institutional Investor, Conde Nast Traveler, AAA Five Diamond, Zagat and others. We believe that our brand name recognition cannot easily be replicated by others, as it is dependent upon the establishment of a global chain of unique properties of the highest quality.

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SUPERIOR HOTEL OPERATING RESULTS

We generally achieve RevPAR and operating profit margins for hotels and resorts that we manage that are above the average achieved in the luxury segment of the lodging industry. We believe that we attract owners and developers of luxury hotels and resorts worldwide as a result of the superior financial performance of the hotels and resorts that we manage.

STRATEGIC RELATIONSHIPS

Strategic relationships are an important source of financing for the development opportunities required to expand our management operations. We have established relationships with numerous institutional and private equity sources that invest in and develop luxury properties. Several of the existing owners have an ownership interest in more than one Four Seasons hotel or resort, including three owners that have interests in either four or five properties.

In 1994, a company controlled by His Royal Highness Prince Alwaleed Bin Talal Bin Abdulaziz Al Saud purchased a significant minority position in Four Seasons Hotels Inc. Prince Alwaleed or companies controlled by him (collectively, "Kingdom"), own a majority interest in Four Seasons Hotel London, Four Seasons Hotel George V Paris and Four Seasons Hotel Riyadh, with Four Seasons having made advances in respect of the former two hotels. Kingdom also holds minority interests in the Four Seasons Resort Aviara, California, Four Seasons Hotel Amman, and Four Seasons Resort Sharm el Sheikh and has invested, or is expected to make investments, in a number of additional properties at various stages of development that we expect to manage under the Four Seasons brand name, such as the Four Seasons hotels or resorts being developed in Cairo, Alexandria, Damascus, Beirut and Geneva. All of our transactions with Kingdom are conducted at arm's length.

MANAGEMENT FOCUS

We are principally a global hotel and resort management company. Management agreements for the hotels and resorts that we manage generally are long-term, having an average remaining term of approximately 52 years, including extension periods available at our option. The average term of the management contracts for the eight new properties expected to open in 2004 or early in 2005 is 63 years. (For a chart summarizing, among other things, the hotels and resorts under construction or development by Four Seasons that are expected to open in 2004 or early 2005 see "Four Seasons Portfolio -- Properties under Construction or Development".)

GLOBAL PRESENCE

We manage a global portfolio of 62 luxury hotels and resorts and three
Residence Clubs in 29 countries in North America, the Caribbean, Europe, Asia, Australia, the Middle East and South America. Twenty-five additional properties to be operated under the Four Seasons name are under construction or development in a further ten countries around the world. Nine of these new properties are to include a Residence Club or other residential component. Hotels that we currently manage are located in major international financial centres, such as London, New York, Paris, Chicago, Washington, Los Angeles, Tokyo, Milan, Shanghai, Singapore, Toronto and Sydney, as well as in emerging international markets, such as Dublin and Mexico City. We also manage resorts in world-class destinations, such as California, Hawaii, Nevis, Mexico and Bali, and have Residence Clubs in active sales and operation in California, Arizona and Wyoming. We anticipate that we will continue to expand in urban and resort destinations where consumer demand warrants a luxury property. In 2003, approximately 55%, 12%, 22% and 11% of our management revenues were derived from hotels and resorts in the United States, Asia/Pacific, Europe/Middle East, and Other Americas/Caribbean, respectively. We maintain a fully integrated global reservation and sales office system that provides international sales coverage for our properties.

STRONG MANAGEMENT TEAM

Our corporate executive management team consists of 9 individuals who are responsible for our global strategic direction and who have an average of approximately 22 years of experience with us. This team is supported by 26 corporate Vice Presidents, who are responsible for various aspects of our daily operations, as well as by 64 General Managers and Regional Vice Presidents, who together have an average of approximately 15 years of experience with us. We have a fundamental strategy of developing our senior management team, to the extent possible, from within in order to ensure consistency of our service culture and work ethic.

                             FOUR SEASONS PORTFOLIO

Our properties are comprised of luxury hotels, resorts, Residence Clubs and other serviced and branded residential projects whose target customers are principally business travelers, corporate and incentive groups and discerning leisure travelers. Our urban hotels generally are centrally located in the commercial and financial districts of the world's leading cities in North America, South America, Asia, Europe and the Middle East. Our luxury resorts, Residence Clubs and other serviced and branded residential projects are located in world-class leisure destinations and provide extensive recreational and meeting facilities to attract upscale leisure travelers and groups.

DESCRIPTION OF HOTELS, RESORTS AND RESIDENCE CLUBS

The following chart provides an overview of the properties currently managed by Four Seasons:

---------------------------------------------------------------------------------------------------------------------
                                                                         APPROXIMATE
                                                                          NUMBER OF             APPROXIMATE
                                                                         ROOMS/UNITS           EQUITY INTEREST (1)
---------------------------------------------------------------------------------------------------------------------
UNITED STATES
---------------------------------------------------------------------------------------------------------------------
Four Seasons Hotel Atlanta, Georgia                                          244                      --
---------------------------------------------------------------------------------------------------------------------
Four Seasons Hotel Austin, Texas                                             291                      --
---------------------------------------------------------------------------------------------------------------------
Four Seasons Resort Aviara, California                                       329                       7.3% (2)
---------------------------------------------------------------------------------------------------------------------
Four Seasons Residence Club Aviara, California                               120                       7.3% (2)
---------------------------------------------------------------------------------------------------------------------
The Regent Beverly Wilshire (Beverly Hills), California                      395                      --
---------------------------------------------------------------------------------------------------------------------
Four Seasons Biltmore Resort (Santa Barbara), California                     213                      --
---------------------------------------------------------------------------------------------------------------------
Four Seasons Hotel Boston, Massachusetts (3)                                 272                      --
---------------------------------------------------------------------------------------------------------------------
Four Seasons Hotel Chicago, Illinois                                         343                      --
---------------------------------------------------------------------------------------------------------------------
The Ritz-Carlton Hotel Chicago, Illinois                                     435                      --
---------------------------------------------------------------------------------------------------------------------
Four Seasons Hotel Houston, Texas (3)                                        404                      --
---------------------------------------------------------------------------------------------------------------------
Four Seasons Resort Hualalai at Historic Ka'upulehu, Hawaii                  243                      --
---------------------------------------------------------------------------------------------------------------------
Four Seasons Resort Jackson Hole, Wyoming (3)                                124                      10% (2)
---------------------------------------------------------------------------------------------------------------------
Four Seasons Residence Club Jackson Hole, Wyoming                             16 (4)                  10% (2)
---------------------------------------------------------------------------------------------------------------------
Four Seasons Resort and Club Dallas at Las Colinas, Texas                    357                      --
---------------------------------------------------------------------------------------------------------------------
Four Seasons Hotel Las Vegas, Nevada                                         424                      --
---------------------------------------------------------------------------------------------------------------------
Four Seasons Hotel Los Angeles, California                                   285                      -- (5)
---------------------------------------------------------------------------------------------------------------------
Four Seasons Resort Maui at Wailea, Hawaii                                   377                      --
---------------------------------------------------------------------------------------------------------------------
Four Seasons Hotel Miami, Florida                                            221                       4.5% (2)
---------------------------------------------------------------------------------------------------------------------
Four Seasons Hotel Newport Beach, California                                 295                      --
---------------------------------------------------------------------------------------------------------------------
Four Seasons Hotel New York, New York                                        368                      --
---------------------------------------------------------------------------------------------------------------------
Four Seasons Resort Palm Beach, Florida                                      210                      --
---------------------------------------------------------------------------------------------------------------------


                                      -9-


---------------------------------------------------------------------------------------------------------------------
                                                                         APPROXIMATE
                                                                          NUMBER OF             APPROXIMATE
                                                                         ROOMS/UNITS           EQUITY INTEREST (1)
---------------------------------------------------------------------------------------------------------------------

Four Seasons Hotel Philadelphia, Pennsylvania                                364                      --
---------------------------------------------------------------------------------------------------------------------
The Pierre in New York, New York                                             201 (6)                 100% (7)
---------------------------------------------------------------------------------------------------------------------
Four Seasons Hotel San Francisco, California (3)                             277                      --
---------------------------------------------------------------------------------------------------------------------
Four Seasons Resort Scottsdale at Troon North, Arizona                       210                       3.9% (2)(5)(8)
---------------------------------------------------------------------------------------------------------------------
Four Seasons Residence Club Scottsdale at Troon North, Arizona                44                      71% (2)(5)(9)
---------------------------------------------------------------------------------------------------------------------
Four Seasons Hotel Washington, District of Columbia                          263                      --
---------------------------------------------------------------------------------------------------------------------
OTHER AMERICAS/CARIBBEAN
---------------------------------------------------------------------------------------------------------------------
Four Seasons Hotel Buenos Aires, Argentina                                   158                      --
---------------------------------------------------------------------------------------------------------------------
Four Seasons Hotel Caracas, Venezuela (3)(10)                                212                      -- (5)
---------------------------------------------------------------------------------------------------------------------
Four Seasons Resort Carmelo, Uruguay                                          44                      --
---------------------------------------------------------------------------------------------------------------------
Four Seasons Resort Costa Rica at Peninsula Papagayo, Costa Rica (3)         153                      11.9% (7)
---------------------------------------------------------------------------------------------------------------------
Four Seasons Resort Great Exuma at Emerald Bay, The Bahamas (3)              183                      --
---------------------------------------------------------------------------------------------------------------------
Four Seasons Hotel Mexico City, Mexico                                       240                      --
---------------------------------------------------------------------------------------------------------------------
Four Seasons Resort Nevis, West Indies (3)                                   196                      --
---------------------------------------------------------------------------------------------------------------------
Four Seasons Resort Punta Mita, Mexico (3)                                   140                      --
---------------------------------------------------------------------------------------------------------------------
Four Seasons Hotel Toronto, Ontario, Canada                                  380                      --
---------------------------------------------------------------------------------------------------------------------
Four Seasons Hotel Vancouver, British Columbia, Canada                       376                     100% (7)
---------------------------------------------------------------------------------------------------------------------
ASIA/PACIFIC
---------------------------------------------------------------------------------------------------------------------
Four Seasons Resort Bali at Jimbaran Bay, Indonesia                          147                      --
---------------------------------------------------------------------------------------------------------------------
Four Seasons Resort Bali at Sayan, Indonesia (3)                              60                      --
---------------------------------------------------------------------------------------------------------------------
Four Seasons Hotel Bangkok, Thailand (11)                                    340                      --
---------------------------------------------------------------------------------------------------------------------
Four Seasons Resort Chiang Mai, Thailand (11)                                 80                      --
---------------------------------------------------------------------------------------------------------------------
The Regent Jakarta, Indonesia (3)                                            365                       2% (2)(12)
---------------------------------------------------------------------------------------------------------------------
The Regent Kuala Lumpur, Malaysia                                            468                      --
---------------------------------------------------------------------------------------------------------------------
Four Seasons Resort Maldives at Kuda Huraa, Maldives                         106                      --
---------------------------------------------------------------------------------------------------------------------
Four Seasons Hotel Shanghai, People's Republic of China                      439                      21.2% (2)(5)(9)
---------------------------------------------------------------------------------------------------------------------
Four Seasons Hotel Singapore, Singapore                                      254                      --
---------------------------------------------------------------------------------------------------------------------
The Regent Singapore, Singapore                                              441                      --
---------------------------------------------------------------------------------------------------------------------
Four Seasons Hotel Sydney, Australia                                         531                      15.2% (7)
---------------------------------------------------------------------------------------------------------------------
Grand Formosa Regent Taipei, Taiwan                                          538                      --
---------------------------------------------------------------------------------------------------------------------
Four Seasons Hotel Tokyo at Chinzan-so, Japan                                283                      --
---------------------------------------------------------------------------------------------------------------------
Four Seasons Hotel Tokyo at Marunouchi, Japan                                 57                      --
---------------------------------------------------------------------------------------------------------------------
EUROPE/MIDDLE EAST
---------------------------------------------------------------------------------------------------------------------
Four Seasons Hotel Amman, Jordan                                             193                       8% (2)
---------------------------------------------------------------------------------------------------------------------
Four Seasons Hotel Berlin, Germany                                           204                     100% (7)
---------------------------------------------------------------------------------------------------------------------
Four Seasons Hotel Cairo at The First Residence, Egypt (3)                   269                      --
---------------------------------------------------------------------------------------------------------------------
Four Seasons Hotel Dublin, Ireland                                           259                      --
---------------------------------------------------------------------------------------------------------------------
Four Seasons Hotel Istanbul, Turkey                                           65                     -- (13)
---------------------------------------------------------------------------------------------------------------------
Four Seasons Hotel The Ritz Lisbon, Portugal                                 282                      --
---------------------------------------------------------------------------------------------------------------------
Four Seasons Hotel Canary Wharf, England                                     142                     -- (14)
---------------------------------------------------------------------------------------------------------------------
Four Seasons Hotel London, England                                           220                      12.5% (5)(7)(15)
---------------------------------------------------------------------------------------------------------------------
Four Seasons Hotel Milan, Italy                                              118                      --
---------------------------------------------------------------------------------------------------------------------
Four Seasons Hotel George V Paris, France                                    245                      --
---------------------------------------------------------------------------------------------------------------------



                                      -10-


---------------------------------------------------------------------------------------------------------------------
                                                                         APPROXIMATE
                                                                          NUMBER OF             APPROXIMATE
                                                                         ROOMS/UNITS           EQUITY INTEREST (1)
---------------------------------------------------------------------------------------------------------------------
Four Seasons Hotel Prague, Czech Republic                                    161                      -- (5)
---------------------------------------------------------------------------------------------------------------------
Four Seasons Resort Provence at Terre Blanche, France                        115                      --
---------------------------------------------------------------------------------------------------------------------
Four Seasons Hotel Riyadh, Saudi Arabia                                      249                      --
---------------------------------------------------------------------------------------------------------------------
Four Seasons Resort Sharm el Sheikh, Egypt (3)                               136                      --
---------------------------------------------------------------------------------------------------------------------

(1) In the ordinary course, we make investments in, or advances in respect of or to owners of, properties to obtain new management agreements or to enhance existing management agreements where we believe the overall economic return to us will justify the investment or advance. We generally seek to limit our total long-term capital exposure to no more than 20% of the total equity required for a property. For a description of our investments in, or advances in respect of or to owners of properties, and other commitments in respect of existing properties, including the equity investments listed in this chart, see "Balance Sheet Review and Analysis" and "Liquidity and Capital Resources" in Management's Discussion and Analysis.

(2)      Freehold interest.

(3) This project includes, or is expected to include, a Four Seasons Residence Club or a Four Seasons branded residential component.

(4) Four Seasons Residence Club Jackson Hole, Wyoming may have up to 40 units at full build out.

(5) In addition to providing management services to this property, we have a funding commitment in respect of this property.

(6) Includes approximately 30 cooperative suites leased from individual owners and operated as hotel rooms.

(7)      Leasehold interest.

(8) We have a preferred profits interest derived from a previously existing subordinated loan to the resort or property of approximately US$10.6 million plus a loan to the hotel in the amount of US$5.6 million, which may be increased to reflect amounts funded for completion of the resort or property.

(9) We anticipate that we will reduce our equity interest through a sale to a third party.

(10) We are in a dispute with the owner of Four Seasons Hotel Caracas regarding a variety of matters relating to the completion and ongoing operation of the hotel, including the default of a US$5 million loan owed to us. During the second quarter of 2003, we received a judgment in the legal proceedings against the owner, which involved the protection of our proprietary materials. The court found against the owner on all matters, including illegal computer "hacking" and unlawful and unauthorized use of our proprietary information, and ordered that the owner pay to us damages totalling US$4.9 million, plus legal costs and expenses of US$1.4 million. The owner has appealed the judgment from the legal proceeding, but execution has not been stayed pending appeal. We are moving to enforce the judgment from the legal proceeding against the owner, but have not recorded any receivable arising from the judgment as at December 31, 2003. In addition, the arbitration hearing in respect of the other contractual breaches of the management contract by the owner was completed during the third quarter of 2003 and a decision is pending.

(11)     The Regent Bangkok and The Regent Chiang Mai were re-branded as
         Four Seasons Hotel Bangkok and Four Seasons Resort Chiang Mai effective December 15, 2003.

(12) The hotel was closed for repairs required due to extensive flooding during the first quarter of 2002, and reopened on August 4, 2003.

(13) Subject to satisfaction of certain conditions, we may acquire an 18% leasehold interest in conjunction with a proposed expansion and renovation of Four Seasons Hotel Istanbul.

(14) We have made a loan of (pound)3 million, which is convertible into an equity interest in the hotel on the occurrence of certain events.

(15) Four Seasons Hotels Limited is the tenant of the land and premises constituting Four Seasons Hotel London. FSHL has entered into a sublease of the hotel with the entity on whose behalf we manage the hotel. The annual rent payable by FSHL under the lease is the same as the annual rent that is payable by the sub-tenant pursuant to the sublease. Indirectly, we now hold a 12.5% ownership interest in the sub-tenant.

PROPERTIES UNDER CONSTRUCTION OR DEVELOPMENT

We currently have 25 properties under construction or development that are to be operated under the Four Seasons name. We expect nine of those properties to include a Residence Club or other residential branded component. The following table provides an overview of these properties:

----------------------------------------------------------------------------------------------------------------------
                                                                                                  CAPITAL COMMITMENT
                                                         APPROXIMATE         TOTAL CAPITAL           NOT YET FUNDED
                                                          NUMBER OF           COMMITMENT          AS AT APRIL 1, 2004
  HOTEL/RESORT/RESIDENCE CLUB AND LOCATION (1)(2)        ROOMS/UNITS         (IN MILLIONS)            (IN MILLIONS)
----------------------------------------------------------------------------------------------------------------------
SCHEDULED 2004/2005 OPENINGS
----------------------------------------------------------------------------------------------------------------------
Four Seasons Hotel Gresham Palace Budapest, Hungary            175          (euro) 11.2                 --
----------------------------------------------------------------------------------------------------------------------
Four Seasons Hotel Nile Plaza, Cairo, Egypt (3)                365              US$5                    --
----------------------------------------------------------------------------------------------------------------------
Four Seasons Hotel Damascus, Syria                             300              US$5                  US$5
----------------------------------------------------------------------------------------------------------------------
Four Seasons Hotel Doha, Qatar                                 235              US$4 (4)              US$4
----------------------------------------------------------------------------------------------------------------------
Four Seasons Hotel Geneva, Switzerland                         110             US$19                 US$19
----------------------------------------------------------------------------------------------------------------------
Four Seasons Hotel Hampshire, England                          135          (pound)6.4 (5)      (pound)6.4
----------------------------------------------------------------------------------------------------------------------
Four Seasons Hotel Hong Kong, Hong Kong (3)                    390                --                    --
----------------------------------------------------------------------------------------------------------------------
Four Seasons Hotel Istanbul at the Bosphorus, Turkey           170              US$9.5 (6)           US$9
----------------------------------------------------------------------------------------------------------------------
Four Seasons Resort Lanai at Koele, Hawaii, USA                100                --                    --
----------------------------------------------------------------------------------------------------------------------
Four Seasons Resort Lanai at Manele Bay, Hawaii, USA           250                --                    --
----------------------------------------------------------------------------------------------------------------------
Four Seasons Resort Langkawi, Malaysia                          90                --                    --
----------------------------------------------------------------------------------------------------------------------
Four Seasons Hotel Palo Alto, California, USA                  200              US$6.7               US$6.7
----------------------------------------------------------------------------------------------------------------------
Four  Seasons  Resort  Whistler,   British  Columbia,          240              C$30 (5)             C$24.1
Canada (7)(9)
----------------------------------------------------------------------------------------------------------------------
Four Seasons  Private  Residences  Whistler,  British           35                --                    --
Columbia, Canada (7)(8)
----------------------------------------------------------------------------------------------------------------------
Beyond 2005
----------------------------------------------------------------------------------------------------------------------
Four Seasons Hotel Alexandria, Egypt (3)                       120                --                    --
----------------------------------------------------------------------------------------------------------------------
Four Seasons Hotel Baltimore, Maryland, USA (3)                200              US$5                  US$5
----------------------------------------------------------------------------------------------------------------------
Four Seasons Hotel Beirut, Lebanon                             230              US$5                  US$5
----------------------------------------------------------------------------------------------------------------------
Four Seasons Resort Bora Bora, French Polynesia                100              US$6.5 (4)            US$6.5
----------------------------------------------------------------------------------------------------------------------
Four Seasons Hotel Florence, Italy                             115          (euro)10 (4)            (euro)10
----------------------------------------------------------------------------------------------------------------------
Four Seasons Hotel Kuwait City, Kuwait                         225                --                    --
----------------------------------------------------------------------------------------------------------------------
Four Seasons Hotel Mumbai, India                               200              US$5                  US$5
----------------------------------------------------------------------------------------------------------------------
Four Seasons Resort Puerto Rico, Puerto Rico (3)                250             US$10                 US$10
----------------------------------------------------------------------------------------------------------------------
Four Seasons Residence Club Punta Mita, Mexico (10)              35             US$36.8               US$35.8
----------------------------------------------------------------------------------------------------------------------

(1) Information concerning hotels, resorts and Residence Clubs or other residential branded components under construction or under development is based upon agreements and letters of intent and may change prior to the completion of the project. We have estimated the dates of scheduled openings based upon information provided by the various developers. There can be no assurance that the dates of scheduled openings will be achieved, that estimated capital commitments will not change or that these projects will be completed. In particular, where a property is scheduled to open near the end of a year there is a greater possibility that the year of opening could be changed.

(2) We have made an investment in Orlando, which we expect will include a Four Seasons Residence Club and/or a Four Seasons branded residential component. The financing for this project has not yet been completed and therefore a scheduled opening date cannot be established at this time. We have also made an investment in Sedona at Seven Canyons in Arizona in connection with a potential Residence Club. The developer is working on a plan to finalize that project, however, there is no certainty that it will come to fruition as a Four Seasons property.

(3) We expect this project to include a Four Seasons Residence Club and/or a Four Seasons branded residential component.

(4) All or a portion of the capital commitment is to be provided by way of an operating deficit loan that may or may not be required to be funded. In the case of Four Seasons Hotel Doha, Four Seasons Hotel Florence and Four Seasons Resort Bora Bora, we do not expect the operating deficit loans that we are to provide to exceed US$4 million,
         (euro)10 million and US$4 million, respectively, if they are funded.

(5) In the case of Four Seasons Hotel Hampshire and Four Seasons Resort Whistler, we have letters of credit securing a portion of the capital commitment expected to be funded.

(6) This capital commitment relates to our purchase of an equity interest in Four Seasons Hotel Istanbul at the Bosphorus as well as Four Seasons Hotel Istanbul.

(7) This project is a condominium hotel that will be subject to a mandatory rental pool that we will manage and operate.

(8) Four Seasons Private Residences Whistler are under development adjacent to Four Seasons Resort Whistler.

(9) We anticipate that we will reduce our equity interest through a sale to a third party.

(10) Four Seasons Residence Club Punta Mita remains under development adjacent to Four Seasons Resort Punta Mita.

                          SUMMARY HOTEL OPERATING DATA

The following table sets forth certain summary operating data in the years shown for hotels and resorts that we manage.

----------------------------------------------------------------------------------------------------------------------
(Unaudited)                                                                2003             2002            2001
----------------------------------------------------------------------------------------------------------------------
ALL MANAGED HOTELS
----------------------------------------------------------------------------------------------------------------------
    Worldwide
----------------------------------------------------------------------------------------------------------------------
        No. of properties                                                    60 (1)           57              53
----------------------------------------------------------------------------------------------------------------------
        No. of rooms                                                     15,726           15,433          14,598
----------------------------------------------------------------------------------------------------------------------
    United States
----------------------------------------------------------------------------------------------------------------------
        No. of properties                                                    24               23              23
----------------------------------------------------------------------------------------------------------------------
        No. of rooms                                                      7,145            7,248           7,248
----------------------------------------------------------------------------------------------------------------------
    Other Americas/Caribbean
----------------------------------------------------------------------------------------------------------------------
        No. of properties                                                     9 (1)            8               8
----------------------------------------------------------------------------------------------------------------------
        No. of rooms                                                      1,929 (1)        1,762           1,762
----------------------------------------------------------------------------------------------------------------------
    Asia/Pacific
----------------------------------------------------------------------------------------------------------------------
        No. of properties                                                    14               14              12
----------------------------------------------------------------------------------------------------------------------
        No. of rooms                                                      4,109            4,119           3,619
----------------------------------------------------------------------------------------------------------------------
    Europe/Middle East
----------------------------------------------------------------------------------------------------------------------
        No. of properties                                                    13 (1)             12              10
----------------------------------------------------------------------------------------------------------------------
        No. of rooms                                                      2,543 (1)          2,304           1,969
----------------------------------------------------------------------------------------------------------------------
MANAGED HOTELS (EXCLUDING RECENTLY OPENED PROPERTIES) (2)
----------------------------------------------------------------------------------------------------------------------
    Worldwide
----------------------------------------------------------------------------------------------------------------------
        No. of properties                                                    50               46              45
----------------------------------------------------------------------------------------------------------------------
        No. of rooms                                                     13,423           12,834          12,744
----------------------------------------------------------------------------------------------------------------------
        Occupancy (3)                                                     61.9%            64.6%           65.0%
----------------------------------------------------------------------------------------------------------------------
        ADR (4)                                                          US$299           US$289          US$287
----------------------------------------------------------------------------------------------------------------------
        RevPAR (5)                                                       US$185           US$187          US$187
----------------------------------------------------------------------------------------------------------------------
        Gross operating margin (6)                                        26.7%            30.0%           32.1%
----------------------------------------------------------------------------------------------------------------------
    United States
----------------------------------------------------------------------------------------------------------------------
        No. of properties                                                    22               22              22
----------------------------------------------------------------------------------------------------------------------
        No. of rooms                                                      6,800            6,971           6,971
----------------------------------------------------------------------------------------------------------------------
        Occupancy (3)                                                     67.6%            66.7%           67.1%
----------------------------------------------------------------------------------------------------------------------
        ADR (4)                                                          US$331           US$321          US$331
----------------------------------------------------------------------------------------------------------------------
        RevPAR (5)                                                       US$224           US$214          US$222
----------------------------------------------------------------------------------------------------------------------
        Gross operating margin (6)                                        24.9%            28.0%           30.8%
----------------------------------------------------------------------------------------------------------------------
    Other Americas/Caribbean
----------------------------------------------------------------------------------------------------------------------
        No. of properties                                                     7                5               4
----------------------------------------------------------------------------------------------------------------------
        No. of rooms                                                      1,534            1,341           1,145
----------------------------------------------------------------------------------------------------------------------
        Occupancy (3)                                                     56.1%            63.8%           64.3%
----------------------------------------------------------------------------------------------------------------------
        ADR (4)                                                          US$271           US$261          US$220
----------------------------------------------------------------------------------------------------------------------
        RevPAR (5)                                                       US$152           US$167          US$141
----------------------------------------------------------------------------------------------------------------------
        Gross operating margin (6)                                           26.7%            30.9%           30.5%
----------------------------------------------------------------------------------------------------------------------
    Asia/Pacific
----------------------------------------------------------------------------------------------------------------------
        No. of properties                                                    11               10              11
----------------------------------------------------------------------------------------------------------------------
        No. of rooms                                                      3,149            2,715           3,080
----------------------------------------------------------------------------------------------------------------------
        Occupancy (3)                                                     56.6%            63.9%           61.3%
----------------------------------------------------------------------------------------------------------------------
        ADR (4)                                                          US$165           US$164          US$163
----------------------------------------------------------------------------------------------------------------------
        RevPAR (5)                                                        US$93           US$105          US$100
----------------------------------------------------------------------------------------------------------------------
        Gross operating margin (6)                                        29.5%            33.7%           35.5%
----------------------------------------------------------------------------------------------------------------------


                                      -15-


----------------------------------------------------------------------------------------------------------------------
(Unaudited)                                                                2003             2002            2001
----------------------------------------------------------------------------------------------------------------------
    Europe/Middle East
----------------------------------------------------------------------------------------------------------------------
        No. of properties                                                    10                9               8
----------------------------------------------------------------------------------------------------------------------
        No. of rooms                                                      1,940            1,807           1,548
----------------------------------------------------------------------------------------------------------------------
        Occupancy (3)                                                     55.3%            58.4%           62.9%
----------------------------------------------------------------------------------------------------------------------
        ADR (4)                                                          US$403           US$380          US$368
----------------------------------------------------------------------------------------------------------------------
        RevPAR (5)                                                       US$223           US$222          US$231
----------------------------------------------------------------------------------------------------------------------
        Gross operating margin (6)                                        31.4%            34.6%           36.2%
----------------------------------------------------------------------------------------------------------------------

(1)      Since December 31, 2003, we commenced management of Four Seasons
         Resort Costa Rica, which has 153 rooms and Four Seasons Resort Provence at Terre Blanche, which has 115 rooms. These two properties are not reflected in this table.

(2) Includes hotels and resorts that were fully open and that we managed throughout a particular year and during the last quarter of the prior year. This data is used when information for more than two years is provided.

(3) Occupancy percentage is defined as the total number of rooms occupied divided by the total number of rooms available.

(4)      ADR is defined as average daily room rate per room occupied.

(5) RevPAR is defined as average room revenue per available room. RevPAR is a commonly used indicator of market performance for hotels and resorts and represents the combination of the average daily room rate and the average occupancy rate achieved during the period. RevPAR does not include food and beverage or other ancillary revenues generated by a hotel or resort. RevPAR is the most commonly used measure in the lodging industry to measure the period-over-period performance of comparable properties.

(6) Gross operating margin represents gross operating profit as a percentage of gross operating revenue.

                                  RISK FACTORS

Our business is subject to many risks and uncertainties, including those discussed below.

GEOPOLITICAL, ECONOMIC AND LODGING INDUSTRY CONDITIONS

We focus exclusively on the luxury segment of the lodging industry, which is subject to operating risks inherent in the industry. These risks include, among other things:

o changes in general, local and industry-specific economic and financial conditions, such as the airline industry,

o        periodic overbuilding in the industry or a specific market,

o varying levels of demand for rooms and related services (including food and beverage and function space),

o        competition from other properties,

o        changes in travel patterns,

o the recurring need for renovation, refurbishment and improvement of hotel and resort properties,

o changes in wages, benefits, prices, construction and maintenance, insurance and operating costs that may result from inflation or otherwise;

o        government regulations,

o        changes in taxes and interest rates,

o        currency fluctuations,

o the availability and cost of financing for operating or capital requirements,

o        natural disasters,

o        extreme weather conditions,

o        labour disputes,

o        contagious illness outbreaks (such as SARS), and

o war, civil unrest, terrorism, international conflict and political instability, and their resulting effects on travel.

We operate and own luxury hotels and resorts and Residence Clubs and other branded residential projects in many areas of the world and our revenues are dependent upon the results of the individual properties. The conditions listed above can have, and have from time to time had, a significant adverse impact upon individual properties or particular regions. A period of economic recession or downturn in any of the world's primary outbound travel markets could materially and adversely affect, and have from time to time materially and adversely affected, our business, results of operations and financial condition, including fee revenue and ownership earnings. An economic downturn generally affects ownership results to a significantly greater degree than management results due to the high fixed costs associated with hotel ownership.

COMPETITION

The luxury segment of the hotel and resort industry is subject to intense competition, both for guests and for the acquisition of new management agreements. Competition for guests arises primarily from other luxury hotel chains, individual luxury hotels and resorts and a limited number of luxury properties operated by larger hotel chains. That competition is primarily based on, among other things, brand name recognition, location, room rates and quality of service and accommodations. Demographic, geographic and other changes in specific market conditions could materially and adversely affect the convenience or desirability of the locales in which hotels and resorts that we manage are located.

We compete for management opportunities with other hotel operators. We believe that our ability to obtain management agreements is based primarily on the value and quality of our management services, brand name recognition and the economic advantages to the hotel owner of retaining our management services and using our brand name. We also believe that an owner's assessment of the economic advantages of retaining our management services and using our brand name is, in part, a function of the success of the hotels and resorts currently under management by us. Competitive factors also include relationships with hotel owners and investors, marketing support, reservation system capacity and the ability to make investments that may be necessary to obtain management agreements. Our failure to compete successfully for expansion opportunities or to attract and maintain relationships with current hotel owners could materially and adversely affect our business, results of operations and financial condition.

DEPENDENCE ON MANAGEMENT AGREEMENTS

Management agreements expire and are renegotiated in the ordinary course, and may in certain circumstances be subject to termination upon the occurrence of specified events. Failure to obtain new management agreements or maintain existing management agreements could materially and adversely affect our business, results of operations and financial condition. We manage hotels and resorts for various owners subject to the terms of each property's management agreements. Those agreements generally can be terminated by the non-defaulting party upon default in payment or unremedied failure to comply with the terms of the agreements unless, in most cases, such default or unremedied failure was caused by typical force majeure events. Most of the management agreements are subject to performance tests that, if not met, could allow the agreements to be terminated by the owner prior to the expiration of their respective terms. The failure to maintain the standards specified in the agreement or to meet the other terms and conditions of an agreement could result in the loss or cancellation of a management agreement. Typically, but not in all cases, we have certain rights to cure a default to avoid termination. Substantially all of the management agreements include typical force majeure events, which, if they were to occur would prevent the termination of the management agreements. Some management agreements also can be terminated subject to a payment to us if the property is sold by the owner to a new owner who does not wish to retain the existing agreement.

In the event of bankruptcy involving a property and foreclosure, a management agreement may be terminated in most jurisdictions, unless the lender has executed a non-disturbance agreement that is enforceable under applicable bankruptcy laws. We generally have non-disturbance agreements with the lenders to owners of hotels and resorts that we manage. Where no non-disturbance agreement is in place or where it is not enforceable under applicable bankruptcy laws, the risk of loss of a management agreement increases where debt that cannot be serviced adequately is incurred by the owner at the property level. In some jurisdictions, particularly in the United States, management agreements have been construed by courts to create an agency relationship that is terminable by the owner, notwithstanding any provision of the agreement that purports to make the agreement not terminable under such circumstances. In such circumstances, we would generally have an unsecured claim for breach of contract against the owner of the hotel or its trustee in bankruptcy.

Management agreements for hotels and resorts we manage currently have remaining terms (including extension periods at our election) averaging approximately 52 years. Renewal of management agreements at the end of their term is the subject of negotiation between us and the relevant owners. There can be no assurance that any particular management agreement or agreements will be renewed or with respect to the terms and conditions of any renewal.

DEPENDENCE ON PROPERTY OWNERS

As a result of our strategic decision to focus on management as opposed to ownership of hotel and resort properties, our growth opportunities are dependent in part on our ability to establish and maintain satisfactory relationships and enhance those relationships with existing and new property owners. Those growth opportunities are also dependent on access to capital by these investors. In 2003, no owner had interests in any combination of hotels, resorts and Residence Club properties managed by Four Seasons that represented in excess of 10% of our total consolidated revenues. A failure by us to maintain satisfactory relationships with any owner or owners of a significant number of properties could have a material adverse effect on our business, results of operations and financial condition.

RISK ASSOCIATED WITH EXPANSION, GROWTH AND NEW CONSTRUCTION

An element of our business strategy is to increase the number of hotels and resorts under management. That expansion is dependent upon a number of factors, including the identification of appropriate management opportunities, competing successfully for the management agreements relating to those opportunities, availability of financing for new developments and timely completion of construction of new hotels and resorts (or the refurbishment of existing properties) that are, or are to be, managed by us.

From time to time, the hotel industry has experienced periods during which financial institutions generally have been reluctant to provide financing for the construction of real estate properties, including hotels and resorts. However, there can be no assurance that we will be able to obtain financing for projects or that the terms on which such financing can be obtained will be acceptable to us. The inability to obtain financing for a project could cause cancellation of, or short-term interruption in, the progress or completion of properties under construction or development.

Additionally, any construction project entails significant construction risks that could delay or result in a substantial increase in the cost of construction. The opening of newly constructed properties, in particular, is contingent upon, among other things, receipt of all required licences, permits and authorizations, including local land use permits, building and zoning permits, health and safety permits and liquor licences. Changes or concessions required by regulatory authorities could also involve significant additional costs and delays or prevent completion of construction or opening of a project. As a result of the global nature of our business, these regulatory matters arise in a number of jurisdictions, many of which have distinctive regulatory regimes.

INVESTMENTS IN AND ADVANCES TO MANAGED AND OWNED PROPERTIES

We have made investments in, and/or advances in respect of or to owners of, several of the hotels and resorts that we manage, to enable us to acquire the management agreements for those properties or to enhance the terms of those agreements. Currently, we hold an ownership or leasehold interest in, or have made advances in respect of, 27 of the 62 hotels and resorts that we manage, including a 100% leasehold interest in each of Four Seasons Hotel Vancouver, The Pierre in New York and Four Seasons Hotel Berlin. We also have made, or expect to make in the near term, investments in, or advances in respect of or to owners of, 17 of the 25 properties under construction or development. In addition, we have an investment in three Four Seasons Residence Club properties, including an approximately 71% freehold interest in Four Seasons Residence Club Scottsdale at Troon North. The book value of total investments and advances as at December 31, 2003 was approximately $531 million.

In addition to the risks associated with operation of a hotel, we are subject to risks generally related to owning and leasing real estate in connection with these properties. These risks include, among others, adverse changes in general or local economic conditions, local real estate market conditions, property and income taxes, interest rates, the availability, cost and terms of financing, the financial stability of the property owner, liability for long-term lease obligations, the availability and costs of insurance coverage, the potential for uninsured casualty and other losses, the impact of present or future legislation or regulation (including those relating to the environment), adverse changes in zoning laws and other regulations, civil unrest, terrorism, war and political instability. In addition, these investments in real estate are relatively illiquid and our ability to dispose of our ownership interests, particularly our leasehold interests, in response to changes in economic or other conditions may be limited. Further, advances to owners of properties are typically subordinated and, in any event, may be subject to loss in the event of insolvency of the owner to which an advance was made. Any of these factors could result in material operating losses by us or a particular hotel or resort and possibly the whole or partial loss of our equity investment in the property or the inability to collect advances outstanding. Holding an interest in a hotel also introduces risks associated with funding of capital expenditures and incurring our proportionate share of any operating losses. Where cash and working capital reserves provided by hotel operations are insufficient, debt service, major repairs, renovations, refurbishments, alterations or other capital expenditures generally must be funded by the owners of the hotels and resorts, including us in some cases.

DEBT RATING RISKS

Our corporate rating is currently investment grade (BBB-) as rated by both Standard and Poor's and Dominion Bond Rating Service. Our senior unsecured debt is currently rated by three debt rating agencies (Standard and Poor's: BBB-;
Moody's: Bal; Dominion Bond Rating Service: BBB-(low)). As a result of current global economic and political events, it is possible that the rating agencies may downgrade the rating and/or outlook for many of the lodging companies, which would result in an increase in our borrowing costs. In addition, pricing of any amounts drawn under our bank credit facilities (which are undrawn but under which US$28.1 million of letters of credit were issued at December 31, 2003) includes a spread to LIBOR ranging between 0.3% and 1%, depending upon the ratings from all three agencies and certain financial ratios.

GOVERNMENT REGULATION

We are subject to laws, ordinances and regulations relating to, among other things, taxes, environmental matters, the preparation and sale of food and beverages, accessibility for disabled persons and general building and zoning requirements in the various jurisdictions in which we manage hotels and resorts. Owners and managers of hotels and resorts also may be subject to laws governing the relationship with employees, including minimum wage requirements, overtime, working conditions and work permit requirements. Compliance with these laws can affect the revenues and profits of hotels and resorts managed by us or could materially and adversely affect our business, results of operations and financial condition.

Four Seasons, as the current or previous owner or operator of certain hotels, could be liable for investigation and clean-up of contamination and other corrective or remedial action under various laws, ordinances and regulations relating to environmental matters. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the condition requiring environmental response and whether the party is currently or formerly the owner or manager of the property. The presence of contamination from hazardous or toxic substances, or the failure to properly remediate a contaminated property, may affect the ability to use the property for its intended purpose, to sell or rent the property, or to borrow using the property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances also may be liable for the cost of removal or remediation of substances at the disposal or treatment facility. In connection with the operation and ownership of various properties, we could be held liable for the cost of remedial action with respect to environmental matters. We are not aware of any potential material environmental liabilities for which we will be responsible with respect to any of the properties which we currently manage or previously had managed.

Pursuant to the management agreements to which we are a party, the owner is responsible for the costs and expenses of the employees at each hotel and for all costs, expenses and liabilities incurred in connection with the operation of the hotel, including compliance with government regulations. However, as the manager, we may be contingently liable for certain liabilities in respect of which we do not maintain insurance, including certain workers' compensation claims, environmental liabilities and, in respect to hotels in the United States, claims arising under the Americans with Disabilities Act.

We generally obtain indemnities from the owners of the hotels that we manage in respect of these liabilities. The value of those indemnities is dependent upon, among other things, the financial condition of the owners who have provided them.

POLITICAL RISK

We currently manage and/or have an equity interest in hotels and resorts in 29 countries and currently have development plans to open hotels and resorts in ten additional countries around the world. In certain of these countries, from time to time, the related assets and revenues may be exposed to political and other risks associated with foreign investment. In some jurisdictions, at certain times, there may be a risk that we may have difficulty enforcing our contractual rights relating to our assets including our non-disturbance agreements and any security relating to our loan receivables if due process of law is not respected.

INSURANCE

All hotels and resorts managed by us are required to be insured against property damage, business interruption and liability at the expense of the owner of the property. Under these policies we are also typically insured against loss of fee income in the event of a temporary business interruption at any of the hotels and resorts that we manage. In addition, we obtain indemnities from the owners of the hotels and resorts that we manage in respect to damages caused by acts, omissions and liabilities of the employees of the property or of Four Seasons, other than damages resulting from certain actions of Four Seasons and certain senior management personnel. If we were held liable for amounts exceeding the limits of our insurance coverage or for claims outside the scope of that coverage or if the indemnities were insufficient for any reason, including as a result of the owner's or indemnitor's financial condition, our business, results of operations and financial condition could be materially and adversely affected.

Events of September 11, 2001 severely affected an already tightening insurance market. Premiums have increased and underwriters are imposing increasingly restrictive terms and conditions. All lines of coverage generally have been affected; however, commercial properties generally continue to be the most difficult to insure. Exposures for terrorism, cyber perils and toxic mould are now common exclusions.

LEGAL PROCEEDINGS

In the ordinary course of our business, we are named as a defendant in legal proceedings resulting from incidents taking place at properties we own or manage. We maintain comprehensive liability insurance and also require owners to maintain adequate insurance coverage. We believe such coverage to be of a nature and amount sufficient to ensure that we are adequately protected from suffering material financial loss as a result of such claims.

CURRENCY EXPOSURE

We have entered into management agreements with respect to hotels throughout the world and record sales and liabilities in the local currencies for many of these hotels. We report our results in Canadian dollars. However, our relevant currency risk is in US dollars, as more than half of our revenues and assets currently are US dollar denominated. As a result, our results and financial positions are affected by foreign exchange rate fluctuations and, most significantly, changes in the value of the US dollar through both translation risk (which is the risk that financial statements for a particular period or as of a certain date depend on the prevailing exchange rate of the various currencies against the US dollar) and transaction risk (which is the risk that the currency of costs and liabilities fluctuates in relation to the currency of revenues and assets, which may materially and adversely affect our business, results of operations and financial condition). With respect to the translation risk, the fluctuations of currencies against the Canadian dollar can be substantial, and our reported results could fluctuate materially and have fluctuated materially as a result of foreign exchange fluctuations.

We endeavour to match foreign currency revenues and costs, and assets and liabilities, to provide a natural hedge against translation and transaction risks, although there can be no assurance that these measures will be effective in the management of those risks. We also endeavour to manage our currency exposure through, among other things, the use of foreign exchange forward contracts. In addition, certain currencies are subject to exchange controls or are not freely tradeable and as a result are relatively illiquid. We attempt to minimize our foreign currency risk by monitoring our cash position, keeping fee receivables current, monitoring the political and economic climate and considering whether to insure convertibility risk in each country in which we manage a property. In certain hotels, the foreign currency risks are further mitigated by pricing room rates in US dollars. However, no assurances can be given as to whether our strategies relating to currency exposure will be successful or that foreign exchange fluctuations will not materially adversely affect our business, results of operations and financial condition.

SEASONALITY

Our hotels and resorts are affected by normally recurring seasonal patterns and, for most of the properties, demand is lower in December through March than during the remainder of the year.

Management operations are seasonal in nature, as fee revenues are affected by the seasonality of hotel and resort revenues and operating results. Urban hotels generally experience lower revenues and operating results in the first quarter, which has a negative impact on management revenues. However, this negative impact on management revenues generally is offset, to some degree, by increased travel to resorts in that quarter and may be offset to a greater extent as the portfolio of resort properties that we manage increases. In 2002, this normal seasonality was also affected by the delayed recovery in the global economy, and ongoing geopolitical concerns, which have continued to negatively affect business travel on a global basis. In addition, specific local events can cause, and from time to time have caused, unanticipated disruptions to the operations of certain of our properties.

Our ownership operations are particularly affected by seasonal fluctuations, with lower revenue, operating profit and cash flow in the first quarter; ownership positions typically incur an operating loss in the first quarter of each year. Typically, the fourth quarter is the strongest quarter for the majority of the hotels, although this was not true in 2001, as a result of the terrorist attacks in the United States, nor in 2002, as a result of the difficult economic environment and continued geopolitical instability.

INTELLECTUAL PROPERTY

In the highly competitive service industry in which we operate, we have a significant number of trade names, trademarks, service marks and logos, and significant time and effort are spent each year on surveillance, registration and protection of trade names, trademarks, service marks and logos. The loss or infringement of any of our trade names, trademarks, service marks and logos could have a material and adverse effect on our business, results of operations and financial condition.

RISKS ASSOCIATED WITH RESIDENCE CLUB BUSINESS

We currently operate three Residence Clubs. We are expanding our presence in the luxury segment of the interval and fractional ownership industry, with a number of other projects under development. Our ability to successfully develop and sell interests in Residence Clubs that are built, and the various fees earned by us from each Residence Club project, could be materially and adversely affected by one or any combination of the factors described in this "Risk Factors" section. Additionally, the laws of many jurisdictions in which we may sell interests in our Residence Clubs grant purchasers the right to rescind the purchase contract at any time within a statutory rescission period. Although we believe that we are in compliance in all material respects with applicable laws and regulations to which Residence Club marketing, sales and operations currently are subject, changes in these requirements or a determination by a regulatory authority that we are not in compliance could materially and adversely affect our business, results of operations and financial condition. Additionally, if a purchaser of an ownership interest in a Residence Club defaults, we may not recover the marketing, selling and general administrative costs related to that sale.

DEPENDENCE ON KEY EMPLOYEES

Our success depends in part on our senior executives, who have an average of 22 years of experience with us. In particular, our senior management is responsible for the development and/or maintenance of ongoing relationships with new and existing investors in the properties that are managed by us. The unanticipated departure of individuals responsible for those relationships could have a material and adverse effect on, among other things, relationships affecting properties that are, or that may be, managed by us.

                              CORPORATE INFORMATION

DESCRIPTION OF SHARE CAPITAL

Our authorized share capital consists of an unlimited number of First Preference Shares, issuable in series, an unlimited number of Second Preference Shares, issuable in series, 3,832,172 Variable Multiple Voting Shares and an unlimited number of Limited Voting Shares. At April 1, 2004, 3,832,172 Variable Multiple Voting Shares, 31,611,338 Limited Voting Shares and options to purchase 5,635,379 Limited Voting Shares were outstanding.

The following is a summary of the material attributes of our Variable Multiple Voting Shares and Limited Voting Shares.

        Dividends

The dividends declared and paid on our Variable Multiple Voting Shares will be in amounts per share equal to 50% of the dividends declared and paid on our Limited Voting Shares, regardless of whether the number of votes attaching to the Variable Multiple Voting Shares is further increased.

        Rights on Dissolution

In the event of the liquidation, dissolution or winding up of FSHI, the holders of Limited Voting Shares and Variable Multiple Voting Shares will be entitled, share for share, to receive, on a pro rata basis, all of the assets of FSHI remaining after payment of all of its liabilities, subject to the preferential rights of any shares ranking prior to the Limited Voting Shares and Variable Multiple Voting Shares.

        Voting Rights

The holders of Limited Voting Shares and Variable Multiple Voting Shares will be entitled to receive notice of any meeting of our shareholders and to attend and vote thereat, except those meetings where only the holders of shares of another class or of a particular series are entitled to vote. Each Limited Voting Share will entitle the holder to one vote. Each Variable Multiple Voting Share currently entitles the holder to that number of votes that results in the aggregate votes attaching to the Variable Multiple Voting Shares representing approximately 65% of the votes attaching to the Variable Multiple Voting Shares and the Limited Voting Shares, in the aggregate. The number of votes attaching to the Variable Multiple Voting Shares adjusts concurrently with the issue of additional Limited Voting Shares in order to maintain this voting control. Holders of Limited Voting Shares are entitled, voting separately as a class, to elect two members of our board of directors annually.

Under the provisions attaching to the Variable Multiple Voting Shares, beginning with the annual meeting held in 2000 and every three years thereafter, the continued application of this adjusting mechanism is subject to ratification by the holders of our Limited Voting Shares. The adjusting mechanism was last ratified by shareholders at the annual and special meeting of shareholders in 2003. If the maintenance of the adjustment mechanism is not confirmed by a simple majority of the votes cast by the holders of Limited Voting Shares (other than "prescribed holders" of Limited Voting Shares), any issue of Limited Voting Shares after that time (other than the issue of Limited Voting Shares pursuant to a right, option or similar obligation granted prior to that time) will not result in a further adjustment in the number of votes attaching to the Variable Multiple Voting Shares. Additionally, the continued application of the adjustment mechanism will be subject to ratification after any transfer of Variable Multiple Voting Shares that results in a person other than a member of the Sharp Family (as defined in the articles of FSHI) holding Variable Multiple Voting Shares or after Isadore Sharp ceases to be the Chief Executive Officer. For these purposes, the "prescribed holders" of Limited Voting Shares shall be:
(a) any person or company that beneficially owns, directly or indirectly, Variable Multiple Voting Shares; (b) any person or company that beneficially owns, directly or indirectly, securities carrying more than 20% of the votes attaching to all of our outstanding voting securities; (c) any associate, insider or affiliate (as defined in the Securities Act (Ontario)) of any person or company referred to in (b); (d) any of our affiliates (as defined in the Securities Act (Ontario)); (e) any person or company that, alone or in concert with others, effectively controls FSHI; and (f) if all of (b), (d) and (e) are inapplicable, all directors and officers of FSHI and their associates (as defined in the Securities Act (Ontario)). To our knowledge, the prescribed holders are Triples Holdings Limited, Isadore Sharp and Rosalie Sharp.

        Take-Over Bid Protection

Variable Multiple Voting Shares will be converted automatically into Limited Voting Shares upon any transfer thereof, except (i) a transfer within the immediate family of Isadore Sharp (so long as the family beneficially owns a majority of the outstanding Variable Multiple Voting Shares) or (ii) a transfer of a majority of the outstanding Variable Multiple Voting Shares to a purchaser who has offered to purchase all outstanding Variable Multiple Voting Shares and will, as a result, have acquired a majority of the outstanding Variable Multiple Voting Shares and who offers to purchase all outstanding Limited Voting Shares for a per share consideration equal to that offered for the Variable Multiple Voting Shares.

Triples Holdings Limited, which owns all of the outstanding Variable Multiple Voting Shares, has entered into an agreement with Montreal Trust Company of Canada, as trustee for the benefit of the holders of the Limited Voting Shares, that has the effect of preventing transactions that otherwise would deprive the holders of Limited Voting Shares of rights under applicable provincial take-over bid legislation to which they would have been entitled if the Variable Multiple Voting Shares had been Limited Voting Shares.

        Conversion

Variable Multiple Voting Shares are convertible into Limited Voting Shares on a one-for-one basis at any time at the option of the holder.

        Modifications, Subdivisions and Consolidation

Modifications to the provisions attaching to the Variable Multiple Voting Shares as a class, or to the Limited Voting Shares as a class, will require the separate affirmative vote of two-thirds of the votes cast at a meeting of the holders of the shares of the respective class. No subdivision or consolidation of the Variable Multiple Voting Shares or of the Limited Voting Shares may take place unless the Limited Voting Shares or the Variable Multiple Voting Shares, as the case may be, are concurrently subdivided or consolidated in the same proportion. If we propose to grant rights to holders of shares of any class, as a class, to acquire additional voting or participating securities (or securities convertible into voting or participating securities), the holders of the Limited Voting Shares and the Variable Multiple Voting Shares shall for the purposes of that distribution be deemed to be holders of shares of the same class.

TRANSFER AGENT AND REGISTRAR

The registrar and transfer agent for our Limited Voting Shares in Canada is Computershare Trust Company of Canada, Toronto, Ontario, Canada.

MARKET FOR SECURITIES

Our Limited Voting Shares are listed on the Toronto and New York stock exchanges. The following table sets forth the high and low closing prices of the Limited Voting Shares as reported by the Toronto Stock Exchange and the trading volumes on the Toronto Stock Exchange during the periods indicated, according to published reports:

                                                     NYSE                                      TSX
                                      --------------------------------------  ---------------------------------------
                                           Price Range                              Price Range
                                      ---------------------                   ------------------------
2003                                  High US$      Low US$       Volume      High Cdn$      Low Cdn$        Volume
-----------------------------         --------      -------       ------      ---------      --------       --------
January......................          29.50         25.36       8,786,900      46.07         37.75          796,126
February.....................          28.25         25.26       7,586,100      43.20         37.00          538,400
March........................          31.90         24.99       8,593,300      47.40         36.25        1,055,352
April........................          30.50         26.34       7,289,600      44.57         38.78          771,456
May..........................          37.15         29.90       9,741,200      51.00         42.79        1,234,793
June.........................          43.64         35.88       7,626,100      59.24         49.07          945,152
July.........................          45.12         40.24       6,880,800      62.13         56.00          706,236
August.......................          48.90         41.96       5,539,200      68.97         58.98          688,941
September....................          52.52         47.57       4,954,900      71.25         64.17          956,579
October......................          56.08         49.70       5,390,000      73.80         66.52          744,047
November.....................          59.83         51.63       6,342,900      79.08         67.43          694,827
December.....................          54.81         48.92       4,630,200      71.31         63.15          800,999


On April 12, 2004, the last reported sale prices of the Limited Voting Shares on the NYSE and TSX were US$54.04 and Cdn$72.12 per share, respectively.

DIVIDEND POLICY

It is our policy to pay a semi-annual dividend to holders of our Limited Voting Shares and Variable Multiple Voting Shares. In each of the years 2001, 2002 and 2003 we paid semi-annual cash dividends of $0.055 per Limited Voting Share and $0.0275 per Variable Multiple Voting Share. There are no restrictions currently that prevent us from continuing to pay dividends on this basis. We do not expect to change our dividend policy in 2004.

                             DIRECTORS AND OFFICERS

The following table sets forth certain information regarding each of FSHI's executive officers and directors:

---------------------------------------- ---------------------------------- ------------------------------------------
NAME AND RESIDENCE                       POSITION WITH FSHI                 PRINCIPAL OCCUPATION
---------------------------------------- ---------------------------------- ------------------------------------------
Isadore Sharp                            Chairman, Chief Executive          Chairman and Chief Executive Officer,
Ontario, Canada                          Officer and Director               Four Seasons Hotels Limited
---------------------------------------- ---------------------------------- ------------------------------------------
Brent Belzberg (1)                        Director                           Managing Partner, Torquest Partners Inc. (2)
Ontario, Canada
---------------------------------------- ---------------------------------- ------------------------------------------
H. Roger Garland                         Director                           Corporate Director
Ontario, Canada
---------------------------------------- ---------------------------------- ------------------------------------------
Nan-b de Gaspe Beaubien (1)(3)(4)        Director                           Co-Chair, Business Families Foundation (5)
Quebec, Canada                                                              and Co-Chair, Philbeau Company (6)
---------------------------------------- ---------------------------------- ------------------------------------------
Charles S. Henry (1)(4)(7)               Director                           President, Hotel Capital Advisers, Inc. (8)
New York, USA
---------------------------------------- ---------------------------------- ------------------------------------------
Heather Munroe-Blum (4)                  Director                           Principal and Vice Chancellor, McGill
Quebec, Canada                                                              University (9)
---------------------------------------- ---------------------------------- ------------------------------------------
Ronald W. Osborne (10)                   Director                           Corporate Director
Ontario, Canada
---------------------------------------- ---------------------------------- ------------------------------------------
J. Robert S. Prichard (3)(4)             Lead Director                      President and Chief Executive Officer,
Ontario, Canada                                                             Torstar Corporation (11)
---------------------------------------- ---------------------------------- ------------------------------------------
Lionel H. Schipper (1)(10)               Director                           President, Schipper Enterprises Inc. (6)
Ontario, Canada
---------------------------------------- ---------------------------------- ------------------------------------------
Anthony Sharp                            Director                           President, AD Sharp Development, Inc. (12)
Ontario, Canada
---------------------------------------- ---------------------------------- ------------------------------------------
Benjamin Swirsky (10)                    Director                           Chairman and Chief Executive Officer,
Ontario, Canada                                                             Beswir Properties Inc. (6)
---------------------------------------- ---------------------------------- ------------------------------------------
Shuichiro Tamaki                         Director                           Executive Vice President, Japan-Mexico
Tokyo, Japan                                                                Hotel Investment Co., Ltd. (13)
---------------------------------------- ---------------------------------- ------------------------------------------
Simon M. Turner (7)                      Director                           Principal, Hotel Capital Advisers, Inc. (8)
New York, USA
---------------------------------------- ---------------------------------- ------------------------------------------
Sarah Cohen                              Vice President, Corporate          Vice President, Corporate Counsel and
Ontario, Canada                          Counsel and Assistant Secretary    Assistant Secretary, Four Seasons Hotels
                                                                            Limited
---------------------------------------- ---------------------------------- ------------------------------------------
Wolf H. Hengst                           President, Worldwide Hotel         President, Worldwide Hotel Operations,
Ontario, Canada                          Operations                         Four Seasons Hotels Limited
---------------------------------------- ---------------------------------- ------------------------------------------
Douglas L. Ludwig                        Executive Vice President, Chief    Executive Vice President, Chief
Ontario, Canada                          Financial Officer and Treasurer    Financial Officer and Treasurer, Four
                                                                            Seasons Hotels Limited
---------------------------------------- ---------------------------------- ------------------------------------------
Craig O. Reith                           Vice President Finance and         Vice President Finance and Assistant
Ontario, Canada                          Assistant Treasurer                Treasurer, Four Seasons Hotels Limited
---------------------------------------- ---------------------------------- ------------------------------------------



                                      -26-


---------------------------------------- ---------------------------------- ------------------------------------------
NAME AND RESIDENCE                       POSITION WITH FSHI                 PRINCIPAL OCCUPATION
---------------------------------------- ---------------------------------- ------------------------------------------
Kathleen Taylor                          President, Worldwide Business      President, Worldwide Business
Ontario, Canada                          Operations                         Operations, Four Seasons Hotels Limited
---------------------------------------- ---------------------------------- ------------------------------------------
Randolph Weisz                           Executive Vice President,          Executive Vice President, General
Ontario, Canada                          General Counsel and Secretary      Counsel and Secretary, Four Seasons
                                                                            Hotels Limited
---------------------------------------- ---------------------------------- ------------------------------------------


(1)      Member of the Human Resources Committee.

(2)      Private equity fund manager.

(3)      Elected by the holders of the Limited Voting Shares.

(4       Member of the Corporate Governance Committee.

(5)      Non-profit foundation.

(6)      Investment holding company.

(7) Nominee of Kingdom, which has the right pursuant to an agreement with Triples Holdings Limited and Isadore Sharp to elect two directors to the FSHI Board of Directors.

(8)      Hotel investment advisory firm.

(9)      Educational institute.

(10)     Member of the Audit Committee.

(11)     Media and publishing company.

(12)     Real estate/resort development company.

(13)     Real estate holding company.

Isadore Sharp has served as a director of FSHI and its predecessor corporation since January 9, 1978. H. Roger Garland and Benjamin Swirsky were elected to the Board of Directors of FSHI's predecessor corporation on October 1, 1985. Lionel
H. Schipper was appointed to the Board of Directors on February 18, 1988. Shuichiro Tamaki was appointed to the Board of Directors on April 18, 1991. Charles S. Henry was appointed to the Board of Directors on November 11, 1994.
J. Robert S. Prichard was appointed to the Board of Directors on March 6, 1996. Nan-b de Gaspe Beaubien was elected to the Board of Directors on May 23, 1997. Anthony Sharp was appointed to the Board of Directors on August 25, 1999. Simon
M. Turner was re-appointed to the Board of Directors on February 14, 2002. Brent Belzberg and Heather Munroe-Blum were appointed to the Board of Directors on November 7, 2002. Ronald W. Osborne was elected to the Board of Directors on May 21, 2003.

All of the Directors will hold office until the next annual meeting of shareholders, or until their successors are elected or appointed.

All of the officers and directors of FSHI have held their principal occupations for more than five years with the exception of the following. Brent Belzberg was President and CEO of Harrowston Inc. prior to February 2002. Heather Munroe-Blum was a Professor at the University of Toronto prior to December 31, 2002 and was Vice-President, Research and International Relations at the University of Toronto prior to June 1, 2002. H. Roger Garland was Vice Chairman of Four Seasons Hotels Limited prior to December 29, 2000. Ronald W. Osborne was President and Chief Executive Officer of Ontario Power Corporation prior to December 4, 2003. J. Robert S. Prichard was Professor of Law and President Emeritus, University of Toronto prior to July 1, 2001 and President, University of Toronto prior to June 30, 2000. Anthony Sharp was Executive Vice President, Vacation Ownership of Four Seasons Hotels Limited prior to September 7, 1999. Shuichiro Tamaki was Advisor, Jowa Corporation prior to June 26, 2000. Wolf H. Hengst was Executive Vice President, Operations of Four Seasons Hotels Limited prior to November 1,


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

1999. Kathleen Taylor was President, Worldwide Business Operations and Secretary prior to February 15, 2001 and was Executive Vice President and Chief Corporate Officer prior to November 1, 1999. Randolph Weisz was Senior Vice President and General Counsel of Four Seasons Hotels Limited prior to August 6, 2002. Sarah Cohen was Corporate Counsel of Four Seasons Hotels Limited prior to February 15, 2001.

Heather Munroe-Blum served on the board of directors of Livent Inc. from June 1998 through November 27, 1998. On November 18, 1998, Livent filed a voluntary petition under Chapter 11 of the US Bankruptcy Code. On November 19, 1998, Livent filed for protection under the Companies Creditors Arrangement Act. Additionally, on August 28, 1998 the Ontario Securities Commission made an order pursuant to section 127(5) of the Securities Act (Ontario) that trading in securities of Livent cease immediately for a period of 15 days on the grounds that there was not sufficient information in the marketplace on which investors could make informed decisions as to the purchase or sale of the securities of Livent. That order was extended, with the consent of Livent, on September 11, 1998. That cease trade order was revoked by the Ontario Securities Commission on November 19, 1998.

Ronald W. Osborne has served on the board of directors of Air Canada since May of 1999. In April 2003 Air Canada filed for protection under the Companies Creditors Arrangement Act and is still under such protection.

Kathleen Taylor was formerly a director of The T. Eaton Company Limited which, in 1999, completed a court sanctioned reorganization pursuant to a plan of compromise and arrangement under the corporate and insolvency laws of Ontario and Canada, respectively. As a result of this situation, trading of the common shares of Eaton's was suspended by the Toronto Stock Exchange on August 23, 1999 and the common shares were ultimately delisted in connection with the implementation of the reorganization.

Our directors and executive officers, as a group, own beneficially, directly or indirectly, or exercise control or direction over, the following number of Limited Voting Shares and Variable Multiple Voting Shares:

----------------------------------------------------------------------------------------------------------------------
DESCRIPTION OF CLASS                                           NUMBER OF SHARES                   PERCENTAGE OF CLASS
----------------------------------------------------------------------------------------------------------------------
Limited Voting Shares                                                  325,309                                  1.03%
----------------------------------------------------------------------------------------------------------------------
Variable Multiple Voting Shares                                      3,832,172                                   100%
----------------------------------------------------------------------------------------------------------------------









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

                                 CORPORATE CHART

The following chart illustrates our corporate structure, and includes corporations in which we have a significant interest, either directly or indirectly, and their jurisdictions of incorporation or organization.


                            FOUR SEASONS HOTELS INC.
                              (Ontario Corporation)


                         FOUR SEASONS HOTELS LIMITED (A)
                             (Ontario Corporation)                     100% (B)


                     FOUR SEASONS HOTELS AND RESORTS B.V (C)
                           (Netherlands Corporation)                   100% (B)


            FOUR SEASONS HOTELS AND RESORTS ASIA PACIFIC PTE LTD. (C)
                             (Singapore Corporation)                   100% (B)


                       FOUR SEASONS HOTELS (BARBADOS) LTD.
                             (Barbados Corporation)                    100% (B)


                         FOUR SEASONS HOTELS (U.S.) INC.
                              (Delaware Corporation)                   100% (B)


Notes

       (A). The management of Four Seasons hotels in North America is generally carried out by Four Seasons Hotels Limited.
       (B).       Direct.
       (C).       The management of Four Seasons hotels outside North
                  America and Regent hotels is generally carried out by Four Seasons Hotels and Resorts B.V. and Four Seasons Hotels and Resorts Asia Pacific Pte Ltd.

                             ADDITIONAL INFORMATION

Additional information about us, including directors' and officers' remuneration and indebtedness, principal holders of our securities and options to purchase securities is contained in our Management Information Circular prepared for the most recent annual meeting of our shareholders. Additional financial information is provided in our Consolidated Financial Statements for the year ended December 31, 2003 and related Management's Discussion and Analysis. Such information and other information about us may be found at www.sedar.com.


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